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Exhibit A

               Weitzer Homebuilders Incorporated & Subsidiaries
                            Selected Financial Data

Statement of Operations

                                           For the Year Ended September 30,

                                                        1996                 1995
                                                        ----                 ----
Revenues                                            $37,773,097          $14,332,026

Net Income (Loss)                                   ($2,962,046)             $68,814

Net income (loss) per share                               ($.79)                $.03

Weighted average number of Common Shares              3,749,204            2,277,950
outstanding


Balance Sheet

                                                September 30, 1996    September 30, 1995
                                                ------------------    ------------------
Total Assets                                        $39,673,788          $36,922,360

Total Liabilities                                   $32,652,900          $26,867,489

Total Stockholder's Equity                           $7,020,888          $10,054,871
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